NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES SECOND QUARTER 2009
FINANCIAL AND OPERATING RESULTS

HOUSTON, Texas – August 4, 2009 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the second quarter of 2009. Highlights for the quarter include:

•	Record natural gas and crude oil production of 44.5 Bcfe, an increase of 30 percent from second quarter 2008
•	Operating cash flow(1) of $168.5 million
•	Earnings of $78.3 million, or $0.51 per diluted share – adjusted
•	Per unit all-in costs of $2.43 per Mcfe, down 29 percent from the same period in 2008
•	Superior returns in second quarter (adjusted): 73 percent cash flow margin, 34 percent net income margin, 63 percent return on equity, and 25 percent return on capital

For the second quarter of 2009, production of natural gas and crude oil increased 30 percent to a record 44.5 billion cubic feet equivalent (Bcfe) as compared to 34.3 Bcfe during the second quarter of 2008. Ultra Petroleum’s second quarter 2009 production levels were the highest ever achieved by the company. The company’s production for the second quarter was comprised of 42.5 billion cubic feet (Bcf) of natural gas and 329.8 thousand barrels of condensate (MBbls).

Ultra Petroleum reported operating cash flow(1) for the second quarter of $168.5 million. Adjusted net income was $78.3 million or $0.51 per diluted share for the quarter. Due to a non-cash unrealized mark-to-market charge of $159.9 million ($103.8 million after–tax) on the company’s financial commodity contracts, the company incurred a net loss of $25.5 million, or $0.17 per diluted share. The unrealized loss on commodity derivative contracts is typically excluded by the investment community in published estimates.

“In a difficult period, Ultra Petroleum again overachieved. We grew our production by 30 percent while decreasing per unit all-in costs by 29 percent to an industry low $2.43 per Mcfe. While enduring lower commodity prices during the quarter, we were able to maintain a 34 percent net income margin. These values compare favorably with year-ago margins earned at markedly higher commodity prices. Ultra Petroleum provides a unique combination of top-tier growth rates at the industry’s lowest cost structure,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

During the second quarter of 2009, Ultra Petroleum’s average realized natural gas price was $5.04 per thousand cubic feet (Mcf), including realized gains and losses on commodity derivatives. The company’s average price for natural gas was $2.71 per Mcf, excluding realized gains and losses on commodity derivatives. The realized condensate price in the second quarter of 2009 was $46.27 per barrel (Bbl).

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Second Quarter
2009 Results

Natural gas and crude oil production for the six month period ended June 30, 2009, increased to 86.6 Bcfe compared to 68.4 Bcfe for the six month period ended June 30, 2008, a 27 percent increase. Production for the first six months of 2009 was comprised of 82.7 Bcf of natural gas and 649.2 MBbls of condensate.

Operating cash flow(1) for the first half of 2009 was $292.7 million. Adjusted earnings for the six month period ended June 30, 2009, were $117.9 million or $0.77 per diluted share.

The realized natural gas price during the six month period was $4.76 per Mcf, including realized gains and losses on commodity derivatives. The company’s average price for natural gas was $3.31 per Mcf, excluding realized gains and losses on commodity derivatives. The realized condensate price was $37.56 per Bbl.

Wyoming - Operational Highlights

In the second quarter of 2009, 64 Pinedale-Lance wells were placed on production, including 23 operated by Ultra. The average initial production rate (IP) for the 23 Ultra-operated Pinedale wells was 11,675 Mcf per day. The average of all Ultra-interest wells was 8,529 Mcf per day while the average of the Ultra non-operated wells was 6,720 Mcf per day. The table below details the IP rates for Ultra’s operated wells during the second quarter of 2009.

Pinedale Well Performance – Ultra Operated
Area	Well Name	IP (Mcf per day)
Mesa	MS 10D1-28D	12,695
Mesa	MS 13A1-27D	14,097
Mesa	MS 13B1-27D	11,320
Mesa	MS 13C1-27D	15,248
Mesa	MS 14A1-27D	11,781
Mesa	MS 14B1-27D	15,531
Mesa	MS 14D1-27D	11,631
Mesa	MS 16C1-33D	13,799
Mesa	MS 9A1-28D	12,564
Mesa	MS 9C1-28D	15,185
Riverside	RS 3D1-11D	12,291
Riverside	RS 3D2-2D	8,027
Riverside	RS 4B1-11D	15,621
Riverside	RS 4C1-11	12,925
Riverside	RS 4C1-2D	10,747
Riverside	RS 5A2-2	12,494
Riverside	RS 5B1-2D	9,120
Riverside	RS 6A2-2D	7,276
Riverside	RS 6B2-2D	11,310
Riverside	RS 8C1-4D	8,600
Rainbow	RB 6C-30	9,520
Rainbow	RB 7A1-30D	10,838
Warbonnet	WB 11B1-23D	5,914
Average Q2 2009 IP		11,675

The average IP for an Ultra-operated well substantially increased from 2008 as the company gained year-round access to development areas in a larger part of the Pinedale field where the wells are more productive, leading to larger average per-well reserve estimates. Year-round access to these development areas was granted in the September 2008 Record of Decision (ROD) from the Bureau of Land Management (BLM). The company expects that over the next decade, a majority of the wells will be drilled in these areas of the field.

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Second Quarter
2009 Results

The increase in IP rates during 2009, as compared to 2008, corresponds to an increase in the average reserve size of Pinedale wells drilled in the year. The table below details the increase in average estimated ultimate recovery (EUR) of Ultra-operated wells since 2008.

Ultra-Operated Average EUR (Bcfe)
	Q1	Q2	Q3	Q4
2008	4.1	3.2	4.4	6.7
2009	6.2	6.9	-	-

“Since the ROD was issued in September 2008, Ultra has been able to move and keep rigs in areas previously not accessible year-round. This has resulted in fewer rig moves, leading to more efficient operations while drilling in the better parts of Pinedale. One of our best wells this year is the Riverside 4B1-11D which had an IP rate of 15,621 Mcf per day and is located in a development area where all of our rigs are currently located,” stated Watford.

The company continues to collect and analyze data from five-acre pilot areas. During the second quarter, Ultra completed five wells as part of this pilot program. The five wells are exceeding pre-drill expectations with an average IP of over 9,300 Mcf per day and an average EUR of 4.6 Bcfe per well location.

During the second quarter ended June 30, 2009, Ultra Petroleum drilled and cased to total depth 53 wells, including outside operated. For the first six months of 2009, the company drilled and cased 132 wells.

The second quarter 2009 average drilling days for Ultra-operated wells as measured by spud to total depth (TD) was 21 days. Largely as a result of pad drilling and a decrease in cost of services, well costs are also lower. In the second quarter of 2009, well costs decreased to $5.25 million, as compared to $5.7 million in the second quarter of 2008.

	2006	2007	2008	Q1 2009	Q2 2009
Spud to TD (days)	61	35	24	23	21
Rig release to rig release (days)	79	48	32	31	24
% wells drilled in < 30 days	0%	36%	84%	78%	84%
% wells drilled < 20 days	0%	2%	27%	33%	74%
Well cost – pad ($MM)	$7.0	$6.2	$5.5	$5.5	$5.25

“Our costs are decreasing while our average well size is increasing and our five-acre pilot wells are performing positively,” stated Watford.

Pennsylvania - Operational Highlights

During the second quarter, Ultra drilled and completed five horizontal Marcellus wells. All five wells tested greater than 5,300 Mcf per day. First production began in mid-July with two wells placed on-line with combined production over 13,000 Mcf per day. Based on favorable results to date, Ultra continues to expand its Pennsylvania activity and currently expects to drill over 32 horizontal Marcellus Shale wells by year-end. The company has secured four pipeline interconnects to major interstate pipelines with total capacity of 80 MMcf per day growing to over 300 MMcf per day by year-end. The company recently opened a field office in Wellsboro, PA to accommodate accelerating its presence in the play.

“We are pleased with the early results in our Marcellus program. The initial assessment of our acreage is positive, and we are moving forward with acceleration of our horizontal drilling activity in the play. With continued success in the second half of 2009, we have the acreage, resources and logistics in place to drill over 100 horizontal Marcellus wells in 2010,” stated Watford.

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Second Quarter
2009 Results

Mid-Year Reserve Update

Netherland, Sewell & Associates, Inc. (NSAI) conducted a mid-year update of Ultra Petroleum’s Wyoming natural gas and crude oil reserves using the 2009 SEC reserve reporting guidelines. Proved reserves total 6.7 trillion cubic feet equivalent (Tcfe) unrestricted by Ultra’s self-imposed three year PUD limit. This compares to year-end 2008 proved reserves of 3.5 Tcfe restricted by the three year PUD limit and 4.8 Tcfe unrestricted.

The estimated future net cash flow (before tax) discounted at 10 percent, or pre-tax PV-10, for proved reserves is $6.8 billion at $5.00 per Mcf natural gas price and $9.4 billion at $6.00 per Mcf. Both values assume $825.0 million per year of capital expenditures in Wyoming. All reserves are engineered, economic, and within the defined field limits in Wyoming.

Hedges – Derivative Contracts

The total volume of commodity derivative contracts for the remainder of 2009 is 51.9 Bcf at an average price of $5.80 per Mcf. In 2010, the total is 98.3 Bcf at an average price of $5.49 per Mcf and in 2011 the total volume is 69.4 Bcf at an average price of $5.56 per Mcf.

“Our large hedge position for 2010 and 2011 underpins our excellent economics in Wyoming. Our hedged volumes along with our 73 Bcf of annual firm transportation on Rockies Express, that will access Northeast markets by the end of this year, creates a solid foundation for financial success,” stated Watford.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure:

	Total Volume (Bcf)	Average Price per Mcf at Point of Sale
Q3 2009	33.1	$5.84 Mcf
Q4 2009	18.8	$5.73 Mcf
Total 2009	51.9	$5.80 Mcf

Q1 2010	21.6	$5.51 Mcf
Q2 2010	26.4	$5.48 Mcf
Q3 2010	26.7	$5.48 Mcf
Q4 2010	23.6	$5.50 Mcf
Total 2010	98.3	$5.49 Mcf

Q1 2011	17.1	$5.56 Mcf
Q2 2011	17.3	$5.56 Mcf
Q3 2011	17.5	$5.56 Mcf
Q4 2011	17.5	$5.56 Mcf
Total 2011	69.4	$5.56 Mcf

Production Guidance

Ultra Petroleum is reaffirming its annual natural gas and crude oil production guidance for 2009 of 172 to 177 Bcfe. Production for 2009 is an 18 to 22 percent increase over 2008’s record annual production of 145.3 Bcfe. All forecast production growth is generated organically and does not currently include any contribution from Marcellus Shale in Pennsylvania.

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Second Quarter
2009 Results

Capital Expenditures

Due to Ultra’s accelerated exploration efforts in Pennsylvania, cap-ex for the second half of 2009 is estimated to be $352.6 million. This compares to the first half of the year cap-ex of $382.4 million. Total 2009 cap-ex is estimated at $735.0 million. In Pennsylvania, the company increased the number of wells it expects to drill to 35 from 23.

“We continue to pursue a conservative and disciplined capital program that is consistent with our long-term strategy of balancing growth and profitability,” stated Watford. “Ultra’s legacy Wyoming field warrants growth and profitable re-investment throughout the energy cycle. Plus, we are excited with the early results from our first Marcellus horizontal wells that we have recently brought into production. We own long-term assets and believe that long-term commodity price assumptions drive value, not near-term commodity prices,” Watford added.

Rockies Express Pipeline Update

At the end of the second quarter, the first phase of the REX-East pipeline commenced service from Audrain County, Missouri to Lebanon, Ohio. Currently, REX provides natural gas transportation capacity of 1.8 Bcf per day which is an increase from the previous 1.5 Bcf per day. The company is realizing natural gas prices that are generally referenced to Lebanon Hub pricing. The final phase of REX from Lebanon, Ohio to Clarington, Ohio is expected to be in service on November 1, 2009. Natural gas delivered to the final phase in Clarington, Ohio is expected to generally receive prices which are referenced to Dominion South pricing.

The table below provides a historical and future perspective on basis differentials for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South). The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	2006	2007	2008	2009 YTD	2009 Balance	2010	2011
NW Rockies	78	57	68	67	83	86	88
Dominion South	104	106	106	108	104	103	102

“The basis table highlights the changes afoot. NW Rockies basis has been decreasing since 2005 and now is poised to increase significantly for the balance of 2009 and more so in 2010 and 2011. Dominion South basis is forecast to moderate a bit. With our 2010 and 2011 natural gas sales targeted at 50 percent sold into each market, Ultra’s effective basis to Henry Hub pricing will be 94 to 95 percent,” stated Watford.

Subsequent to Quarter-End

On July 8, 2009, Ultra Petroleum was a recipient of the 2009 Oil, Gas, Geophysical, and Geothermal Development Environmental Best Management Practices (BMP) Awards from the BLM. The award is significant to Ultra as the BLM recognizes natural gas and crude oil operators, along with their partners, who demonstrate leadership and creativity in reducing the impacts of developing natural gas and crude oil on public lands. Ultra designed and is implementing best management practices specifically designed to reduce the amount of nitrogen oxide (NOx) and volatile organic compounds (VOCs) stemming from everyday operations. The partnership between Ultra and the government exemplifies the ability of industry to collaborate in developing practices that reduce the impacts to the health and welfare of the human environment while still allowing for the orderly development of natural gas and crude oil resources in Federal lands. The orderly development ensures a reliable source of affordable energy for American consumption.

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Second Quarter
2009 Results

Conference Call Webcast Scheduled for August 4, 2009

Ultra Petroleum’s second quarter 2009 conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Tuesday, August 4, 2009. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast replay and podcast will be archived on Ultra Petroleum’s website through August 19, 2009.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields; and is in the early stages of exploration in the Appalachian basin in Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,440,114 shares outstanding on July 31, 2009.

Financial tables to follow.

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Second Quarter
2009 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Six Months Ended		For the Quarter Ended
	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
Volumes
Oil liquids (Bbls)	649,243	530,156	329,835	273,876
Natural gas (Mcf)	82,682,313	65,181,443	42,491,032	32,661,802
MCFE - Total	86,577,771	68,362,379	44,470,042	34,305,058

Revenues
Oil sales	$24,386	$52,809	$15,262	$30,794
Natural gas sales	273,908	526,568	115,079	277,446
Total operating revenues	298,294	579,377	130,341	308,240

Expenses
Lease operating expenses	20,387	19,299	10,144	8,562
Production taxes	30,089	66,711	12,738	35,776
Gathering fees	22,364	18,764	11,573	8,766
Total lease operating costs	72,840	104,774	34,455	53,104

Transportation charges	26,540	21,671	13,185	12,013
Depletion and depreciation	105,635	85,030	44,974	42,780
Write-down of proved oil and gas properties	1,037,000	-	-	-
General and administrative	5,405	6,039	2,956	2,548
Stock compensation	4,819	2,755	2,694	1,901
Total operating expenses	1,252,239	220,269	98,264	112,346

Other (expense) income, net	(3,117)	692	(505)	609
Interest and debt expense	(17,195)	(9,814)	(9,897)	(4,543)
Realized gain on commodity derivatives	119,561	(14,119)	99,205	(14,119)
Unrealized gain (loss) on commodity derivatives	26,169	(25,150)	(159,903)	2,523
(Loss) income before income taxes	(828,527)	310,717	(39,023)	180,364

Income tax provision (benefit) - current	23	(193)	-	6
Income tax (benefit) provision - deferred	(290,436)	110,703	(13,497)	63,483

Net (loss) income	$(538,114)	$200,207	$(25,526)	$116,875

Impairment of proved oil and gas properties, net of tax	$673,013	$-	$-	$-
Unrealized (gain) loss on commodity derivatives, net of tax	(16,984)	16,322	103,777	(1,637)
Adjusted net income	$117,915	$216,529	$78,251	$115,238
Operating cash flows (1)	$292,735	$423,430	$168,548	$222,034
(1) (see non-GAAP reconciliation)

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Second Quarter
2009 Results

Weighted average shares – basic	151,285	152,781	151,331	153,061
Weighted average shares – diluted	151,285	157,905	151,331	157,818

Earnings per share
Net income - basic	$(3.56)	$1.31	$(0.17)	$0.76
Net income – fully diluted	$(3.56)	$1.27	$(0.17)	$0.74

Adjusted earnings per share
Adjusted net income - basic	$0.78	$1.42	$0.52	$0.75
Adjusted net income - fully diluted (4)	$0.77	$1.37	$0.51	$0.73

Realized Prices
Oil liquids (Bbls)	$37.56	$99.61	$46.27	$112.44
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$4.76	$7.86	$5.04	$8.06
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$3.31	$8.08	$2.71	$8.49

Costs Per MCFE
Lease operating expenses	$0.24	$0.28	$0.23	$0.25
Production taxes	$0.35	$0.98	$0.29	$1.04
Gathering fees	$0.26	$0.27	$0.26	$0.26
Transportation charges	$0.31	$0.32	$0.30	$0.35
Depletion and depreciation	$1.22	$1.24	$1.01	$1.25
General and administrative – total	$0.12	$0.13	$0.13	$0.13
Interest and debt expense	$0.20	$0.14	$0.22	$0.13
	$2.68	$3.37	$2.43	$3.41

Note: Amounts on a per MCFE basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (2)	28%	38%	34%	39%
Adjusted Operating Cash Flow Margin (3)	70%	75%	73%	75%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	30-Jun-09	31-Dec-08
	(unaudited)
Cash and cash equivalents	$9,299	$14,157

Long-term debt
Bank indebtedness	$229,000	$270,000
Senior Notes	535,000	300,000
	$764,000	$570,000

Ultra Petroleum Corp.	Page 8 of 9
Second Quarter
2009 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information. These statements are unaudited and subject to adjustment.

	For the Six Months Ended		For the Quarter Ended
	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
Net cash provided by operating activities	$240,400	$403,340	$108,483	$205,808
Net changes in working capital and other non-cash items*	52,335	20,090	60,065	16,226
Cash flow from operations before changes in non-cash items and working capital	$292,735	$423,430	$168,548	$222,034

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
(2)  Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(3) Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(4) Fully diluted shares includes 2,718,792 and 2,962,342 potentially dilutive instruments that were anti-dilutive due to the net loss for the year to date and quarter periods ended June 30, 2009, respectively.
*Other non-cash items include excess tax benefit from stock based compensation and other.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended June 30, 2009.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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Second Quarter
2009 Results